Exhibit 4.1

Execution Version

CHENIERE ENERGY PARTNERS, L.P.,

as Partnership

and

any Subsidiary Guarantors party hereto

and

THE BANK OF NEW YORK MELLON,

as Trustee

SEVENTH SUPPLEMENTAL INDENTURE

Dated as of September 27, 2021

Supplement to

the Second Supplemental Indenture

Dated as of September 11, 2018

in connection with the 5.625% Senior Notes due 2026,

as supplemented by

the Fourth Supplemental Indenture

Dated as of November 5, 2020

to

the Indenture Dated as of September 18, 2017

THIS SEVENTH SUPPLEMENTAL INDENTURE (this “Seventh Supplemental Indenture”), dated as September 27, 2021, is among Cheniere Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), any Subsidiary Guarantors party hereto, and The Bank of New York Mellon, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Partnership and the Subsidiary Guarantors have executed and delivered to the Trustee an Indenture, dated as of September 18, 2017 (the “Base Indenture”), as supplemented by a Second Supplemental Indenture, dated as of September 11, 2018 (the “Second Supplemental Indenture”) pursuant to which the Partnership has duly issued 5.625% Senior Notes due 2026 (the “Notes”) in the aggregate principal amount of $1,100,000,000, as supplemented by a Fourth Supplemental Indenture, dated as of November 5, 2020 (the “Fourth Supplemental Indenture” and, together with the Base Indenture and Second Supplemental Indenture, the “Indenture”).

WHEREAS, Section 9.02 of the Base Indenture provides that a supplemental indenture may be entered into by the Partnership, the Subsidiary Guarantors and the Trustee for the purpose of amending or supplementing the Indenture with the written consent (including consents obtained in connection with a tender offer or exchange offer for notes of any one or more series or all series or a solicitation of consents in respect of notes of any one or more series or all series, provided that in each case such offer or solicitation is made to all Holders of then outstanding notes of each such series (but the terms of such offer or solicitation may vary from series to series)) of the Holders of at least a majority in principal amount of the then outstanding notes of all series affected by such amendment or supplement (acting as one class) (the “Required Consents”).

WHEREAS, the Partnership has conducted a tender offer (the “Offer”) to purchase for cash any and all of the outstanding Notes, upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated as of September 13, 2021, as amended or supplemented through the date hereof (the “Offer to Purchase and Consent Solicitation Statement”).

WHEREAS, in connection with the Offer and forming a part thereof, the Partnership has solicited (the “Solicitation”) consents of the Holders of the Notes to effect certain amendments to the Indenture as applicable to the Notes as described in the Offer to Purchase and Consent Solicitation Statement and set forth in this Seventh Supplemental Indenture.

WHEREAS, pursuant to the Solicitation, the Required Consents in respect of the Notes have been validly delivered and not validly revoked.

WHEREAS, pursuant to Section 9.02 of the Base Indenture, the Partnership has requested and hereby requests that the Trustee join in the execution of this Seventh Supplemental Indenture and the Trustee is authorized to execute this Seventh Supplemental Indenture;

WHEREAS, the execution and delivery of this Seventh Supplemental Indenture have been duly authorized by the parties hereto, and all conditions and requirements necessary to make this Seventh Supplemental Indenture a valid and binding agreement of the Partnership and the Subsidiary Guarantors enforceable in accordance with its terms have been duly performed and complied with; and

WHEREAS, the Partnership has heretofore delivered or is delivering contemporaneously herewith to the Trustee (i) a copy of the Board Resolution (as defined in the Base Indenture) authorizing the execution of this Seventh Supplemental Indenture, (ii) the Officers’ Certificate and the Opinion of Counsel described in Sections 9.02, 9.06, 12.04 and 12.05 of the Base Indenture, and (iii) a written request to execute this Seventh Supplemental Indenture.

NOW, THEREFORE, in consideration of the premises, agreements and obligations set for herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE I

RELATION TO INDENTURE; DEFINITIONS

Section 1.1    Relation to Base Indenture.

With respect to the Notes, this Seventh Supplemental Indenture constitutes an integral part of the Second Supplemental Indenture.

Section 1.2    Generally.

The rules of interpretation set forth in the Indenture shall be applied hereto as if set forth in full herein.

Section 1.3    Definition of Certain Terms.

Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Indenture.

ARTICLE II

AMENDMENTS TO THE INDENTURE

Section 2.1    Effectiveness of Seventh Supplemental Indenture.

This Seventh Supplemental Indenture shall become effective as of the date hereof, however Section 2.2 of this Seventh Supplemental Indenture shall not become operative until acceptance for purchase by the Partnership of Notes validly tendered (and not withdrawn) pursuant to the Offer and Solicitation on the earlier to occur of the Early Settlement Date, if any, or the Final Settlement Date (each as defined in the Offer to Purchase and Consent Solicitation Statement).

Section 2.2    Amendments to Numbered Paragraph 5 of Exhibits A-1 and A-2 of the Second Supplemental Indenture.

(a)    The following language shall replace the corresponding language in the first sentence of the fourth paragraph of numbered paragraph 5 in each of Exhibits A-1 and A-2 of the Second Supplemental Indenture:

“On or after October 1, 2021, the Partnership may on any one or more occasions redeem all or a part of the 5.625% Series Notes upon not less than 2 business day’s nor more than 60 calendar days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the 5.625% Series Notes redeemed, to but excluding the applicable redemption date, if redeemed during the 12-month period beginning on October 1 of the years indicated below (subject to the rights of Holders on the relevant record date to receive interest on the relevant Interest Payment Date):”

MISCELLANEOUS PROVISIONS

Section 3.1     Ratification of Indenture.

The Indenture, as supplemented by this Seventh Supplemental Indenture, is in all respects ratified and confirmed, and this Seventh Supplemental Indenture shall be deemed part the Second Supplemental Indenture in the manner and to the extent herein and therein provided.

Section 3.2     Trustee Not Responsible for Recitals.

The recitals and statements contained herein shall be taken as the statements of the Partnership, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity, adequacy or sufficiency of this Seventh Supplemental Indenture.

Section 3.3     Headings.

The headings of the Articles and Sections of this Seventh Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.4     Counterpart Originals.

This Seventh Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Seventh Supplemental Indenture and of signature pages that are executed by manual signatures that are scanned, photocopied or faxed or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign), in each case that is approved by the Trustee, shall constitute effective execution and delivery of this Seventh Supplemental Indenture for all purposes. Signatures of the parties hereto that are executed by manual signatures that are scanned, photocopied or faxed or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign), in each case that is approved by the Trustee, shall be deemed to be their original signatures for all purposes of this Seventh Supplemental Indenture as to the parties hereto and may be used in lieu of the original.

Anything in this Seventh Supplemental Indenture to the contrary notwithstanding, for the purposes of the transactions contemplated by this Seventh Supplemental Indenture and any document to be signed in connection with the Indenture or this Seventh Supplemental Indenture (including the Trustee’s certificate of authentication and including amendments, waivers, consents and other modifications, Officer’s Certificates, Partnership Orders and Opinions of Counsel and other issuance, authentication and delivery documents) or the transactions contemplated hereby may be signed by manual signatures that are scanned, photocopied or faxed or other electronic signatures created on an electronic platform (such as DocuSign) or by digital signature (such as Adobe Sign), in each case that is approved by the Trustee, and contract formations on electronic platforms approved by the Trustee, and the keeping of records in electronic form, are hereby authorized, and each shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as the case may be.

Section 3.5    Severability.

In case any provision in this Seventh Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.6    Successors and Assigns.

This Seventh Supplemental Indenture shall inure to the benefit of and be binding upon the parties hereto and each of their respective successors and permitted assigns. Without limiting the generality of the foregoing, this Seventh Supplemental Indenture shall inure to benefit of all Holders from time to time. Nothing expressed or mentioned in this Seventh Supplemental Indenture is intended to or shall be construed to give any Person, other than the parties hereto, their respective successor and assigns, and the Holders, any legal or equitable right, remedy or claim under or in respect of this Seventh Supplemental Indenture or any provision herein contained.

Section 3.7     Governing Law.

THIS SEVENTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.8     Trust Indenture Act Controls.

If any provision of this Seventh Supplemental Indenture limits, qualifies, or conflicts with another provision that is required to be included in the Indenture by the TIA, the required provision shall control.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Supplemental Indenture to be duly executed as of the day and year first above written.

CHENIERE ENERGY PARTNERS, L.P. By its general partner, CHENIERE ENERGY PARTNERS GP, LLC

/s/ Zach Davis
Name:	Zach Davis
Title:	Senior Vice President and Chief Financial Officer

CHENIERE ENERGY INVESTMENTS, LLC

/s/ Zach Davis
Name:	Zach Davis
Title:	President and Chief Financial Officer

SABINE PASS LNG-GP, LLC

/s/ Zach Davis
Name:	Zach Davis
Title:	Chief Financial Officer

SABINE PASS LNG, L.P. By its general partner, SABINE PASS LNG-GP, LLC

/s/ Zach Davis
Name:	Zach Davis
Title:	Chief Financial Officer

[SIGNATURE PAGE TO SEVENTH SUPPLEMENTAL INDENTURE]

SABINE PASS TUG SERVICES, LLC

/s/ Zach Davis
Name:	Zach Davis
Title:	Chief Financial Officer

CHENIERE PIPELINE GP INTERESTS, LLC

/s/ Zach Davis
Name:	Zach Davis
Title:	President and Chief Financial Officer

CHENIERE CREOLE TRAIL PIPELINE, L.P.

/s/ Zach Davis
Name:	Zach Davis
Title:	Chief Financial Officer

[SIGNATURE PAGE TO SEVENTH SUPPLEMENTAL INDENTURE]

THE BANK OF NEW YORK MELLON, as Trustee

/s/ Leslie Morales
Name:	Leslie Morales
Title:	Vice President

[SIGNATURE PAGE TO SEVENTH SUPPLEMENTAL INDENTURE]